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                                                                     EXHIBIT 8.h

                                SUPPORT AGREEMENT




This Agreement dated December 31, 1997 by and between Provident Mutual Life Insurance Company ("PMLIC") and Providentmutual Life and Annuity Company of America ("PLACA") ("Agreement") provides for the ongoing support of PLACA by PMLIC in accordance with the following terms:

1. That certain Support Agreement dated April 5, 1993 by and between PMLIC and PLACA is hereby terminated as of the date hereof.

2. PLACA currently is, and for the term of this Agreement will remain, a subsidiary of PMLIC.

3. PMLIC agrees to ensure that PLACA's total adjusted capital will remain at the level of 200% of the company action level for risk-based capital at the end of each calendar quarter during the term of this Agreement. If PLACA's statutory total adjusted capital falls below this level, PMLIC agrees to contribute to PLACA an amount of capital sufficient to attain such level of total adjusted capital.

4. PMLIC agrees to cause PLACA to maintain cash or cash equivalents from time to time as may be necessary during the term of this Agreement in an amount sufficient for the payment of benefits and other contractual claims pursuant to policies and other contracts issued by PLACA.

5. This Agreement shall be binding on PMLIC, its successor or assigns.

6. This Agreement shall continue indefinitely, unless terminated subject to the provisions of Paragraph 8, below.

7. It is agreed that the provisions of this Agreement shall inure to the benefit of the policyholders of PLACA who shall have the right to enforce its terms through a cause of action for damages or an action in equity.

8. This Agreement may be modified or terminated at any time. The termination will not be effective unless and until PMLIC has given 60 days prior written notice to PLACA of such termination. Prior to any material modification or termination, a determination must be made that such modification or termination will not have an adverse impact on the policyholders of PLACA. Such determination shall be based on the ability of PLACA at the time of such determination to maintain its own financial stability according to the standards contained in this Agreement.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.



                            PROVIDENT MUTUAL LIFE INSURANCE COMPANY



                        BY:
                           ----------------------------------------
                                     Robert William Kloss
                             President & Chief Executive Officer



                        BY:
                           -----------------------------------------
                                      Mary Lynn Finelli
                           Executive Vice President & Chief Financial Officer





                          PROVIDENTMUTUAL LIFE AND ANNUITY COMPANY OF AMERICA



                        BY:
                           -------------------------------------------
                                     Robert William Kloss
                                           President



                        BY:
                           -------------------------------------------
                                      Alan Furness Hinkle
                                   Vice President & Actuary





                                   DELAWARE INSURANCE DEPARTMENT



                        BY:
                           -------------------------------------------
                                          Steve White
                           Chief Examiner - Regulatory Insurance Services